 EXHIBIT 3.1

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CERTIFICATE OF DESIGNATION

OF

GPO Plus, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

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SERIES C PREFERRED STOCK

On behalf of GPO Plus, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the Forty Nine Million Five Hundred Thousand (49,500,000) shares of preferred stock, par value $0.0001 per share, of the Company authorized by the Articles of Incorporation, a series of Series C Preferred Stock, consisting of two hundred (200) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation; Stated Value; Rank. This series of Preferred Stock shall be designated and known as “Series C Preferred Stock.” The number of shares constituting the Series C Preferred Stock shall be two hundred (200) shares. The Stated Value of Series C Preferred Stock shall be $10,000 per share. Except as otherwise provided herein, the Series C Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank, as-if-converted to Common Stock at the Conversion Price, pari passu to the common stock, par value $0.0001 per share and any previously issued classes of capital stock of the Company.

2. Dividends. The holders of shares of Series C Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

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3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series C Preferred Stock shall be entitled to participate, as-if-converted to Common Stock, in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series C Preferred Stock shall be treated as if all shares of Series C Preferred Stock had been converted to Common Stock at the Conversion Price immediately prior to the distribution.

(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, shall not be deemed to be a Liquidation for purposes of this Designation.

4. Redemptions by the Company; Redemption Fees; Conversion Rights. Shares of Series C Preferred Stock shall be redeemable and convertible solely in accordance with the following provisions:

(a) Upon the First Anniversary of the Issuance Date.

i) Optional Redemption by the Company. For a period of thirty (30) calendar days commencing upon the first anniversary of the date of their initial issuance (the “First Redemption Period”), all or any portion of the shares of Series C Preferred Stock then outstanding shall be redeemable, at the sole option of the Company, for a redemption price per share of Series C Preferred Stock equal to the greater of: (1) $11,500; or (2) the market value of 38,334 shares of the Company’s Common Stock on the trading day preceding the Redemption Date, as measured by reference to the closing price per share reported by OTC Markets (the “Redemption Price”).

ii) Redemption Fee. Concurrently with any redemption of shares of Series C Preferred Stock effected by the Company during the First Redemption Period, the Company shall pay an additional fee to the holders thereof equal to five percent (5%) of the Redemption Price paid per share. Such fee may be paid, at the option of the Company, in either cash or shares of the Company’s Common Stock to be valued per share at the average of the seven (7) previous daily closing prices for the Company’s Common Stock as reported by OTC Markets.

iii) Option Conversion by the Holders. Any and all then-outstanding shares of Series C Preferred Stock for which the Company has not transmitted a notice of redemption during the First Redemption Period shall, for a period of thirty (30) calendar days following the end of the First Redemption Period, be convertible, at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, into shares of Common Stock of the Company at a conversion rate per share of Series C Preferred Stock equal to $11,500 divided by $0.30, subject to adjustment as set forth herein (the “Conversion Price”).

(b) Upon the Second Anniversary of the Issuance Date.

i) Optional Redemption by the Company. For a period of thirty (30) calendar days commencing upon the second anniversary of the date of their initial issuance (the “Second Redemption Period”), all or any portion of the shares of Series C Preferred Stock then outstanding shall be redeemable, at the sole option of the Company, at the Redemption Price.

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ii) Redemption Fee. Concurrently with any redemption of shares of Series C Preferred Stock effected by the Company during the Second Redemption Period, the Company shall pay an additional fee to the holders thereof equal to ten percent (10%) of the Redemption Price paid per share. Such fee may be paid, at the option of the Company, in either cash or shares of the Company’s Common Stock to be valued per share at the average of the seven (7) previous daily closing prices for the Company’s Common Stock as reported by OTC Markets.

iii) Option Conversion by the Holders. Any and all then-outstanding shares of Series C Preferred Stock for which the Company has not transmitted a notice of redemption during the Second Redemption Period shall, for a period of thirty (30) calendar days following the end of the Second Redemption Period, be convertible, at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, into shares of Common Stock of the Company at the Conversion Price.

(c) Upon the Third Anniversary of the Issuance Date.

i) Optional Redemption by the Company. For a period of thirty (30) calendar days commencing upon the third anniversary of the date of their initial issuance (the “Third Redemption Period”), all or any portion of the shares of Series C Preferred Stock then outstanding shall be redeemable, at the sole option of the Company, at the Redemption Price.

ii) Redemption Fee. Concurrently with any redemption of shares of Series C Preferred Stock effected by the Company during the Third Redemption Period, the Company shall pay an additional fee to the holders thereof equal to five percent (5%) of the Redemption Price paid per share. Such fee may be paid, at the option of the Company, in either cash or shares of the Company’s Common Stock to be valued per share at the average of the seven (7) previous daily closing prices for the Company’s Common Stock as reported by OTC Markets.

iii) Mandatory Conversion. Any and all then-outstanding shares of Series C Preferred Stock for which the Company has not transmitted a notice of redemption during the Third Redemption Period shall, upon expiration of the Third Redemption Period, automatically and without further action by any holder of Series C Preferred Stock, be converted to common stock of the Company at the Conversion Price.

5. Additional Provisions Regarding Conversions and Redemptions.

(a) Adjustment of Conversion Price. If the Company, at any time or from time to time, (a) pays a dividend or makes any other distribution for no consideration to holders of the Company’s common stock in shares of Company common stock or securities directly or indirectly convertible into or exchangeable for shares of Company common stock, or (b) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Company common stock into a greater number of shares, the Conversion Price applicable to Series C Preferred Stock in effect immediately prior to any such dividend, distribution or subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Company common stock into a smaller number of shares, the Conversion Price applicable to Series C Preferred Stock in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 4(b) shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

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(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series C Preferred Stock in accordance with Section 4(a)(iii) or Section 4(b)(iii) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Company at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and the proposed date of such conversion (for purposes of this Designation, the “Optional Conversion Date”). Upon receipt of the Conversion Demand, the Company shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Company. On or before the Optional Conversion Date, each Holder of the Series C Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Company, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series C Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series C Preferred Stock by the Company upon conversion of Series C Preferred Stock by such Holder.

(d) Reservation of Stock. The Company shall at all times when any shares of Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Issue Taxes. The converting holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock.

(f) Mechanics of Option Redemption. To effect the optional redemption of shares of Series C Preferred Stock in accordance with Section 4(a)(i), Section 4(b)(i) or Section of 4(c)(i) of this Designation, the Company shall deliver written notice of redemption to the Holders of record thereof at their addresses of record (a “Redemption Notice”). The date on which such written notice is transmitted by the Company shall be deemed the “Redemption Date.” The Redemption Notice shall set forth the number of shares of Series C Preferred Stock to be redeemed, the Company’s calculation of the Redemption Price per share, and the redemption fee payable by the Company to the Holder. Upon transmittal of a Redemption Notice by the Company, all shares of Series C Preferred Stock specified therein shall be deemed exchanged solely for the right to receive the applicable Redemption Price and associated redemption fee payable by the Company. Within five (5) business days following receipt of a Redemption Notice from the Company, the Holders thereof shall transmit the certificate or certificates representing all redeemed shares Series C Preferred Stock, duly endorsed for cancellation, to the Company at its address of record. Within five (5) business days following receipt of such certificates, the Company shall transmit payment of the Redemption Price and the applicable redemption fee to the Holders by corporate check payable to the Holder or, upon written request and proper instruction by the Holder, wire transfer to account of the Holder.

6. Voting. The affirmative vote or written consent of a majority in interest of the holders of all issued and outstanding shares of Series C Preferred Stock shall be required in order for the Company to adopt any amendment to this Certificate of Designation or to effect any other change in the rights, preferences, and privileges accorded to the Company’s Series C Preferred Stock. The Holders of Series C Preferred Stock shall not otherwise have the right to vote except as required by law.

[signature page follows]

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IN WITNESS WHEREOF the undersigned has signed this Designation this 19th day of December, 2023.

GPO Plus, Inc.

Date: December 19, 2023	By:	/s/ Brett H. Pojunis
Name: Brett H. Pojunis
Title: CEO

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